FOR IMMEDIATE RELEASE; March 31, 2004	Contacts:	Investors Andrew Brown 212/440-1548	Media Robin Schoen 215/504-2122

HealthRamp Announces Partnership with Commonwealth Communities

CareGiverTM Technology to Be Deployed At Country Estates of Agawam; Long Term

Care Facility Partnership to Include Utilization and Joint Product Development

         New York, NY - Ramp Corporation [AMEX:  RCO] today announced that its HealthRamp CareGiverTM technologies are scheduled to be deployed at Country Estates of Agawam, a long term care facility located in Massachusetts, an affiliate of Commonwealth Communities of Stoughton Massachusetts.  Commonwealth will both utilize CareGiver in its 176-bed facility, Country Estates of Agawam, as well as work with HealthRamp on developing product extensions to CareGiver.  Ramp, through its  wholly-owned HealthRamp subsidiary, markets CareGiver, a comprehensive solution for the long term care industry that allows facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser.

         It is expected that Country Estates of Agawam will be deployed by late second quarter for an initial three month trial period, as Commonwealth has worked with HealthRamp on developing the specifications for CareGiver. Commonwealth has committed to utilize CareGiver in eleven additional long term care facilities which it owns and operates, once satisfied with its initial implementation.  The licensing agreement for CareGiver calls for a monthly licensing fee, and is renewable on an annual basis.

         "CareGiver represents a very exciting potential for our company. We met with Commonwealth over a year ago, and have worked in concert with them to develop a very strong current and future product offering.  The long term care marketplace is one in which we are making a major commitment of resources, as we believe our technologies have significant utility in this setting.  While CareGiver started out as an extension of our core CarePoint technologies, it is evolving to a robust standalone product offering in its own right," stated Ramp Chairman & CEO, Darryl Cohen.

         "Commonwealth's commitment to safety and improving the quality of care for our residents is paramount.  CareGiver promises to bring about major innovations to the delivery of care in a long term facility setting.  We are very excited to be able to work with HealthRamp in the genesis of CareGiver, as it affords us an opportunity to help tailor the product to meet our needs. The long-term possibilities offered by CareGiver are exciting for us to be a part of, and we look forward to working with HealthRamp for years to come," stated Commonwealth Communities President & CEO, Jeff Goldshine.

         Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint suite of technologies. CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser.  CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies.  Ramp's Frontline division provides a state of the art telecommunications center that enables 24/7 communication between a medical practice and its patients. Additional information about Ramp, and its products and services, can be found at www.Ramp.com.

         Commonwealth Communities develops, markets and manages skilled nursing rehabilitation residences, specialty hospitals, and assisted living residences in Massachusetts and Maine that offer high-quality, cost-efficient services in a residential setting.  Committed to providing the highest quality care, Commonwealth works closely with facility staff to assure the highest standards of operations are met.

         #  #  #

Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base,  the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statements.